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                                                                       EXHIBIT 8

                                                            October 7, 1994

CoreStates Financial Corp.
Philadelphia National Bank Building
Broad and Chestnut Streets
Philadelphia, PA 19107

Germantown Savings Bank
One Belmont Avenue
Bala Cynwyd, PA 19004

Ladies and Gentlemen:

  This opinion is being delivered to you in connection with the acquisition by CoreStates Financial Corp., a Pennsylvania corporation ("CoreStates"), and CoreStates Bank, National Association, a banking association organized under the laws of the United States and wholly-owned subsidiary of CoreStates ("CBNA"), of Germantown Savings Bank, a Pennsylvania capital stock savings bank ("GSB"). Pursuant to the Agreement and Plan of Merger, dated March 7, 1994, as amended, and the related Agreement to Merge (collectively, the "Agreement"), GSB will merge with and into CBNA (the "Merger").

  Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  We have acted as legal counsel to GSB in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

    1. The Agreement (including Exhibits);

    2. Representations made to us by CoreStates;

    3. Representations made to us by GSB;

    4. The applications being filed with the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System in connection with the Merger; and

    5. Such other instruments and documents related to the formation, organization and operation of CoreStates, CBNA and GSB, and to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

  In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

    2. The Merger will be effective under the applicable state law.

    3. The continuity of interest requirement as specified in Treas. Reg.
  (S)1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied.

    4. After the Merger, CBNA will hold "substantially all" of its and GSB's properties within the meaning of IRC (S)368(a)(2)(D) and the regulations promulgated thereunder.
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    5. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. (S)1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

    6. No outstanding indebtedness of CoreStates, CBNA or GSB has represented or will represent equity for tax purposes; no outstanding equity of CoreStates, CBNA or GSB has represented or will represent indebtedness for tax purposes.

    7. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the following federal income tax consequences will apply to the Merger:

    1. For federal income tax purposes, the Merger will constitute a "reorganization" as defined in IRC (S)368(a). IRC (S)368(a)(1)(D). CoreStates, CBNA and GSB each will be "a party to a reorganization" within the meaning of IRC (S)368(b).

    2. No gain or loss will be recognized by CoreStates as a result of the exchange of shares of common stock of CoreStates ("CoreStates Stock") for shares of common stock of GSB ("GSB Stock") pursuant to the Merger (IRC
  (S)(S)361(a) and 357(a)).

    3. No gain or loss will be recognized by holders of GSB Stock as a result of the exchange of such shares solely for shares of CoreStates Stock pursuant to the Merger (IRC (S)(S)354(a) and 357(a)).

    4. Gain or loss will be recognized by holders of GSB Stock on any receipt of cash, including cash received in lieu of fractional shares. Any cash received by a shareholder of GSB in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend. Rev. Rul. 66-365, 1966-2 C.B. 116. Assuming that the GSB Stock constitutes a capital asset in the hands of such shareholder, any gain or loss recognized as a result of the receipt of cash in the Merger will be treated as capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in the GSB Stock allocable to such receipt of cash, including the basis of any fractional share interest.

    5. The basis of the CoreStates Stock received by the shareholders of GSB will be the same as the basis of their GSB Stock surrendered in exchange therefor. IRC (S)1012.

    6. The holding period of the CoreStates Stock received by the shareholders of GSB will include the holding period of their GSB Stock surrendered in exchange therefor. IRC (S)1223.

  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

    1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    2. This opinion addresses only the specific tax opinions set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any GSB shareholder who has provided or will provide services to CoreStates, CBNA or GSB will have compensation income under any
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  provision; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the CoreStates stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (IRC (S)(S)280G, 3121(v)(2) and 4999), the alternative minimum tax provisions (IRC (S)(S)55, 56 and 57) or IRC (S)(S)108, 305, 306, 357, 424 and 708, or the regulations promulgated thereunder; (iv) the survival or availability, after the Merger, of any of the federal income tax attributes or elections of GSB, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in GSB acquired by CoreStates in the Merger; (vi) the tax consequences of any transaction in which GSB stock or a right to acquire GSB stock was received; and (vii) the tax consequences of the Merger (including the opinions set forth above) as applied to specific stockholders of GSB or holders of options or warrants for GSB stock or that may be relevant to particular classes of GSB stockholders or holders of options or warrants for GSB stock including but not limited to dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions, including without limitation the tax consequences to the holders of options for GSB stock of the Merger and their receipt of cash or options for CoreStates stock.

    3. No opinion is expressed as to any transaction other than the Merger or to any transaction whatsoever, including the Merger, if all of the transactions contemplated by the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    4. This opinion is intended solely for your use in connection with the Merger and for the purpose of including this opinion as a part of the regulatory applications being filed in connection with the Merger; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the reference to our firm under the captions "SUMMARY--Tax Consequences" and "THE MERGER--Certain Federal Income Tax Considerations" and in the Proxy-Statement Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement") filed by CoreStates under the Securities Act of 1993, as amended (the "Act") and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          PEPPER, HAMILTON & SCHEETZ

                                               /s/ Michael W. Freeland
                                          By: _________________________________
                                              Michael W. Freeland, a Partner